Exhibit 3.1

CERTIFICATE OF CORRECTION TO

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

OF

ARADIGM CORPORATION

The undersigned certify that:

1.	They are the President and the Secretary, respectively, of Aradigm Corporation, a California corporation (the “Corporation”).

2.	A Certificate of Amendment was filed with the Secretary of State of the State of California on August 23, 2013, and this Certificate of Amendment requires correction as follows:

Paragraph 2 of the Certificate of Amendment is hereby corrected to read as follows:

This corporation is authorized to issue two classes of stock to be designated, respectively “Common Stock” and “Preferred Stock.” The total number of shares that the corporation is authorized to issue is 1,006,830,627 shares. 1,001,830,627 shares shall be Common Stock. 5,000,000 shares shall be Preferred Stock.”

3.	This Certificate is intended to correct the Certificate of Amendment and does not alter the wording of the resolutions adopted by the Board of Directors and by the shareholders of the Corporation.

We declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of our own knowledge.

Date: February 3, 2014

By:	/s/ Igor Gonda
Name: Igor Gonda
Title: President

By:	/s/ Nancy Pecota
Name: Nancy Pecota
Title: Secretary